EXHIBIT 21.1


                       LIST OF SUBSIDIARIES OF THE COMPANY


LIST OF SUBSIDIARIES OF THE COMPANY AS OF DECEMBER 31, 1998:

               IMC Corporation of America
               IMC Credit Card, Inc.
               IMC Mortgage Company, Canada LTD.
               IMC Securities, Inc.
               IMC Investment Corp.
               IMC Investment Limited Partnership
               ACG Financial Services (IMC), Inc.
               American Mortgage Reduction, Inc.
               Central Money Mortgage Co. (IMC), Inc.
               CoreWest Banc
               Equity Mortgage Co. (IMC), Inc.
               Mortgage America (IMC), Inc.
               American Home Equity Corporation
               National Lending Center, Inc.
               National Lending Center TILT, Inc.
               National Lending Group, Inc.
               Residential Mortgage Corporation (IMC), Inc.



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